SECOND AMENDMENT

TO

PREFERRED STOCK RIGHTS AGREEMENT

This SECOND AMENDMENT TO PREFERRED STOCK RIGHTS AGREEMENT (this "Amendment") is entered into as of June 11, 2012, by and between Air Transport Services Group, Inc., a Delaware corporation (formerly known as ABX Holdings, Inc.) (the "Company"), and Computershare Trust Company, N.A., as successor Rights Agent (the "Rights Agent").
RECITALS
A.    The Company is a party to that certain Preferred Stock Rights Agreement dated as of December 31, 2007, as amended by the First Amendment to Preferred Stock Rights Agreement dated October 30, 2009 (the "Rights Agreement"). The Rights Agent became the successor Rights Agent under, and a party to, the Rights Agreement effective October 12, 2009 pursuant to an appointment by the Company. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Rights Agreement.
B.    Pursuant to Section 27 of the Rights Agreement, the Company may amend or supplement from time to time such provisions of the Rights Agreement, prior to a Distribution Date, which the Company may deem necessary or desirable, without approval of holders of Rights Certificates, and the Rights Agent shall, if the Company so directs, execute such supplement or amendment.
C.    The Company, pursuant to a resolution duly adopted by its Board of Directors, has determined that it is desirable to amend the Rights Agreement as provided in this Amendment.
D.    The Company hereby states that there is not as of the date hereof any Acquiring Person and no Distribution Date has occurred under the Rights Agreement.
E.    The Company desires to amend the Rights Agreement in certain respects as set forth herein, including to (i) increase the beneficial ownership threshold from 15% to 17.5% by which any Person, including such Person’s Affiliates or Associates, becomes an "Acquiring Person" as contemplated by the Rights Agreement (subject to certain exceptions), and (ii) make certain other amendments to the Rights Agreement pursuant to the terms of this Amendment.
F.    The Company hereby states that all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
1.    Amendment of Section 1(a). The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:
(a)"Acquiring Person" shall mean any Person, who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 17.5% or more of the Common Shares then outstanding, but shall not include an Exempt Person. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of the Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 17.5% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 17.5% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on any of the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of any of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares such Person does not beneficially own 17.5% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, if the Company’s Board of Directors determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a) or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of any of the Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement

2.    Amendment of Section 3(c). Section 3(c) of the Rights Agreement is hereby amended to add ", AS AMENDED" after "DATED DECEMBER 31, 2007" in the capitalized text of the legend to appear on Certificates representing Common Shares which references the Rights Agreement.

3.    Amendment of Section 26. The second paragraph of Section 26 of the Rights Agreement is hereby amended in its entirety and replaced by the following paragraph:

“Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, sent by facsimile transmission (which is confirmed) or sent by an overnight courier service, addressed (until another address is filed in writing with the Company) as follows:

Computershare Trust Company, N.A
250 Royall Street
Canton, Massachusetts 02066
Attention: Client Services

All references in the Rights Agreement to “National City Bank” as Rights Agent shall be deemed to refer to Computershare Trust Company, N.A., as Rights Agent.”

4.    Amendment of Section 33. Section 33 of the Rights Agreement is hereby amended to add the following sentence:
"A signature to this Agreement or any amendment thereto transmitted electronically shall have the same authority, effect and enforceability as an original signature."

5.    Amendment to Exhibit A (Form of Rights Certificate). Exhibit A to the Rights Agreement is hereby amended to add "as amended" after "Rights Agreement dated as of December 31, 2007".

6.    Amendment to Exhibit B (Summary of Rights). Exhibit B to the Rights Agreement is hereby updated with the Summary of Rights attached hereto as Exhibit B.
7.    Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. Except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby, and each of the Company and the Rights Agent shall continue to be subject to its terms and conditions. All references in the Rights Agreement to “ABX Holdings, Inc.” shall be deemed changed to “Air Transport Services Group, Inc.”
8.    Counterparts. This Amendment may be executed in any number of counterparts and each of such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature of this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.
9.    Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and to be performed entirely within such state.

10.    Severability. If any term, provisions or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions or restriction of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
11.    Descriptive Heading. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
IN WITNESS WHEREOF, this Amendment is executed as of the date first written above.

AIR TRANSPORT SERVICES GROUP, INC.

By:__/S/ W. JOSEPH PAYNE________________
Name:__W. Joseph Payne ________________
Title:__Sr. Vice President, Corporate General
Counsel and Secretary______________

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent
By:___/S/ DENNIS V. MOCCIA_____________
Name:_Dennis V. Moccia_________________
Title:_Manager, Contract Administration_____

EXHIBIT B

Stockholder Rights Plan
Air Transport Services Group, Inc.
Summary of Rights

DISTRIBUTION AND TRANSFER OF RIGHTS; RIGHTS CERTIFICATE:
Each issued and outstanding share of Common Stock of Air Transport Services Group, Inc. (formerly known as ABX Holdings, Inc.) (the “Company”) has associated with it a right to purchase one one-thousandth (0.001) of a share of Series A Junior Participating Preferred Stock of the Company (each, a “Right”). Prior to the Distribution Date referred to below, the Rights will be evidenced by and trade with the certificates for the Common Stock of the Company (the “Common Stock”). After the Distribution Date, the Company will mail Rights certificates to the Company’s stockholders and the Rights will become transferable apart from the Common Stock.

DISTRIBUTION DATE:
Rights will separate from the Common Stock and become exercisable on the date (the “Distribution Date”) that is the earlier of: (a) the tenth (10th) day (or such later date as may be determined by the Company’s Board of Directors) after a person or group acquires beneficial ownership of 17.5% or more of the Company’s then outstanding Common Stock or (b) the tenth (10th) business day (or such later date as may be determined by the Company’s Board of Directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 17.5% or more of the Common Stock.

SERIES A PREFERRED STOCK PURCHASABLE UPON EXERCISE:
After the Distribution Date, each Right will entitle the holder to purchase for $180.00 (the “Exercise Price”), a fraction of a share of the Company’s Series A Junior Participating Preferred Stock with economic terms similar to that of one share of the Company’s Common Stock.

FLIP-IN:
If an acquirer (an “Acquiring Person”) obtains 17.5% or more of the Company’s Common Stock, then each Right (other than Rights owned by the Acquiring Person or its affiliates) will entitle the holder thereof to purchase, for the Exercise Price, a number of shares of the Common Stock having a then-current market value of twice the Exercise Price.

FLIP-OVER:
If, after an Acquiring Person obtains 17.5% or more of the Company’s Common Stock, (a) the Company merges into another entity, (b) an acquiring entity merges into the Company, or (c) the Company sells more than 50% of the Company’s assets or earning power, then each Right (other than Rights owned by an Acquiring Person or its affiliates) will entitle the holder thereof to purchase, for the Exercise Price, a number of shares of common stock of the person engaging in the transaction having a then current market value of twice the Exercise Price.

EXCHANGE PROVISION:
At any time after the date on which an Acquiring Person obtains 17.5% or more of the Company’s Common Stock and prior to the acquisition by the Acquiring Person of 50% of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person or its affiliates), in whole or in part, for shares of Common Stock of the Company at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

REDEMPTION OF THE RIGHTS:
The Rights are redeemable at the Company’s option for $0.001 per Right at any time on or prior to the fifth day (or such later date as may be determined by the Company’s Board of Directors) after public announcement that a Person has acquired beneficial ownership of 17.5% or more of the Company’s Common Stock (the “Shares Acquisition Date”).

EXPIRATION OF THE RIGHTS:	The Rights expire on the earlier to occur of (a) August 15, 2013 or (b) exchange or redemption of the Rights as described above.
AMENDMENT OF TERMS OF RIGHTS:
The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the Rights holders prior to the Distribution Date. From and after the Distribution Date, the terms of the Rights and the Rights Agreement may be amended without the consent of the Rights holders in order to cure any ambiguities or to make changes which do not adversely affect the interests of Rights holders (other than the Acquiring Person).

VOTING RIGHTS:	Rights do not have any voting rights.
ANTI-DILUTION PROVISIONS:	Rights have the benefit of certain customary anti-dilution provisions.
TAXES:	Following an event which renders the Rights exercisable or upon redemption of the Rights, stockholders may recognize taxable income.

The foregoing is a summary of certain principal terms of the Rights Plan only and is qualified in its entirety by reference to the Preferred Stock Rights Agreement dated as of December 31, 2007, as amended by the First Amendment to Preferred Stock Rights Agreement dated as of October 30, 2009 and the Second Amendment to Preferred Stock Rights Agreement dated as of June 11, 2012, by and between the Company and Computershare Trust Company, N.A., as successor Rights Agent (the “Rights Agreement”). The Rights Agreement may be amended from time to time. A copy of the Rights Agreement was filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A/A. A copy of the Rights Agreement is available free of charge from the Company.
The Rights represented hereby may become null and void in the circumstances specified in Section 7(e) of the Rights Agreement.

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